EXECUTION COPY











                             SHAREHOLDERS AGREEMENT


                                     between

                 MOSKOVSKAYA TELECOMMUNIKATSIONNAYA CORPORATSIYA

                                       and

                       COLUMBUS NOVA INVESTMENTS VIII LTD.


                              Dated August 26, 2004

                                TABLE OF CONTENTS

1.      Certain Definitions..................................................2
2.      Election of Directors................................................6
3.      Committee Membership.................................................8
4.      Resignations and Replacements........................................8
5.      Transfer of Shares...................................................8
6.      Additional Agreements...............................................13
7.      Regulatory Filings..................................................16
8.      Manner of Voting....................................................16
9.      Specific Performance................................................16
10.     Notices.............................................................16
11.     Amendments and Waivers..............................................17
12.     Severability........................................................17
13.     Counterparts........................................................17
14.     Headings............................................................17
15.     Governing Law and Language..........................................17
16.     Arbitration.........................................................18
17.     Termination of this Agreement.......................................18
18.     Rules of Construction...............................................18

                             SHAREHOLDERS AGREEMENT

      This SHAREHOLDERS AGREEMENT (this "Agreement") is made and entered into as of August 26, 2004, between Moskovskaya Telecommunikatsionnaya Corporatsiya, an open joint stock company organized under the laws of the Russian Federation ("COMCOR"), and Columbus Nova Investments VIII Ltd., a Bahamas company ("CNI"
  ------                                                                 ---
and together with COMCOR, the "Parties" and each individually, a "Party").
                               -------                            -----

      WHEREAS, CNI and Moscow CableCom Corp., a Delaware corporation (the "Company"), have entered into a Series B Convertible Preferred Stock
 -------
Subscription Agreement dated as of the date hereof (the "Subscription
                                                         ------------
Agreement"), whereby CNI will acquire 4,500,000 shares of Series B Convertible
---------
Preferred Stock, par value $.01 per share of the Company (the "Series B
                                                               --------
Preferred Stock"), and CNI and the Company will enter into the Warrant Agreement
---------------
(the "Warrant Agreement"), whereby CNI will acquire Warrants (as defined in the
      -----------------
Warrant Agreement) that will be initially exercisable for 8,283,000 shares of Series B Preferred Stock;

      WHEREAS, immediately following the consummation of the transactions contemplated in the Subscription Agreement, CNI will possess voting control over 4,500,000 shares of Series B Preferred Stock, representing approximately thirty five percent (35%) of the then outstanding shares of (i) the Common Stock, par value $.01 per share of the Company (the "Common Stock"), and (ii) the Series B
                                          ------------
Preferred Stock, (together with the Common Stock, the "Voting Stock");
                                                       ------------

      WHEREAS, immediately following the exercise of the Warrants under the Warrant Agreement, CNI will possess voting control over an aggregate of 12,783,000 shares of Series B Preferred Stock, representing approximately fifty five percent (55%) of the then outstanding shares of Voting Stock;

      WHEREAS, immediately following the consummation of the transactions contemplated in the Subscription Agreement, COMCOR will possess voting control over 4,220,879 shares of Common Stock, representing approximately thirty percent (30%) of the then outstanding shares of Voting Stock;

      WHEREAS, the Parties wish to agree upon certain matters with respect to the voting of the shares of Voting Stock beneficially owned by the Parties; and

      WHEREAS, as an inducement for CNI to enter into the Subscription Agreement and the Warrant Agreement, the Parties have agreed to enter into this Agreement concurrent with the execution of the Subscription Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows:

      1. Certain Definitions. "AAA" has the meaning set forth in Section 16.
         -------------------

      "Action" means any claim, action, suit, arbitration, inquiry, proceeding
       ------
or investigation by or before any Governmental Authority.

      "Affiliate" means, with respect to any Person, any other Person directly
       ---------
or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, "control" means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that, with respect to any of the Parties, the term "Affiliate" shall not include the Company.

      "Beneficially owned" or "beneficial ownership" means, with respect to
       ------------------      --------------------
securities, having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

      "Board" has the meaning set forth in Section 2.
       -----

      "Business Day" means any day that is not a Saturday, a Sunday or other day
       ------------
on which banks are required or authorized by law to be closed in New York City, the United States, or Moscow, the Russian Federation.

      "Call Option" has the meaning set forth in Section 5(f).
       -----------

      "Call Optionee" has the meaning set forth in Section 5(f).
       -------------

      "Call Option Event" has the meaning set forth in Section 5(f).
       -----------------

      "Call Option Exercise Notice" has the meaning set forth in Section 5(f).
       ---------------------------

      "Call Option Notice" has the meaning set forth in Section 5(f).
       ------------------

      "Closing Date" means the date of the consummation of the transactions
       ------------
contemplated in the Subscription Agreement.

      "CNI" has the meaning set forth in the Preamble.
       ---

      "CNI Director Designee(s)" has the meaning set forth in Section 2(d);
       ------------------------
provided, however, that no Person who has been convicted of or is currently awaiting disposition of any case involving a felony, embezzlement, theft or any act of fraud or financial impropriety; who has been determined in a final decision, not subject to further appeal, by any court of any other conduct involving a breach of fiduciary duty or who is under investigation by or has been subject to formal disciplinary action by the SEC or any other Governmental Authority with jurisdiction over a business in which such Person serves as an officer or director shall be a CNI Director Designee; provided, further, that at least two (2) CNI Director Designees shall be Independent.

      "COMCOR" has the meaning set forth in the Preamble.
       ------

      "COMCOR Director Designee(s)" has the meaning set forth in Section 2(c);
       ---------------------------
provided, however, that no Person who has been convicted of or is currently awaiting disposition of any case involving a felony, embezzlement, theft or any act of fraud or financial impropriety; who has been determined in a final decision, not subject to further appeal, by any court of any other conduct involving a breach of fiduciary duty or who is under investigation by or has been subject to formal disciplinary action by the SEC or any other Governmental Authority with jurisdiction over a business in which such Person serves as an officer or director shall be a COMCOR Director Designee provided, further, that at least one (1) COMCOR Director Designee shall be Independent.

      "COMCOR IAS Shares" has the meaning set forth in Section 6(a).
       -----------------

      "Common Stock" has the meaning set forth in the Recitals.
       -----------

      "Company" has the meaning set forth in the Recitals.
       -------

      "Company Subsidiary" or "Company Subsidiaries" means any Subsidiary or all
       ------------------      --------------------
of the Subsidiaries of the Company, respectively.

      "Director Designees" means the CNI Director Designee(s) and the COMCOR
       ------------------
Director Designee(s).

      "Dissolving Party" has the meaning set forth in Section 5(f).
       ----------------

      "Dispute" has the meaning set forth in Section 16.
       -------

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, or
       ------------
any successor statute thereto, and the rules and regulations of the SEC promulgated from time to time thereunder, all as the same shall be in effect at the time.

      "Governmental Authority" means any United States, Russian or other foreign
       ----------------------
federal, state, provincial, local, supranational government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

      "IAS" has the meaning set forth in Section 6(a).
       ---

      "Independent" means "independent" as such term is defined (i) under the
       -----------         -----------
listing standards rules of the National Association of Securities Dealers, Inc and (ii) under the Sarbanes-Oxley Act of 2002.

      "Independent Expert" has the meaning set forth in Section 6(a).
       ------------------

      "New Securities" has the meaning set forth in Section 6(b).
       --------------

      "Notice of Proposed Transfer" has the meaning set forth in Section
       ---------------------------
5(e)(i).

      "Offered Securities" has the meaning set forth in Section 5(e)(i).
       ------------------

      "Offer Price" has the meaning set forth in Section 5(e)(i).
       -----------

      "Option Period" has the meaning set forth in Section 5(e)(ii).
       -------------

      "Option Sale Notice" has the meaning set forth in Section 5(e)(ii).
       ------------------

      "Other Party" has the meaning set forth in Section 5(e)(i).
       -----------

      "Party" or "Parties" has the meaning set forth in the Preamble.
       -----      -------

      "Permitted Transfer" has the meaning set forth in Section 5(a).
       ------------------

      "Person" means any individual, partnership, association, joint venture,
       -----
corporation, business, trust, joint stock company, limited liability company, any unincorporated organization, any other entity, a "group" of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a government or political subdivision thereof.

      "Proposed Purchaser" has the meaning set forth in Section 5(b)(ii).
       ------------------

      "Proposing Party" has the meaning set forth in Section 5(e)(i).
       ---------------

      "Proposed Transfer" has the meaning set forth in Section 5(e)(i).
       -----------------

      "Pro Rata Portion" shall mean, with reference to any Party at any time, a
       ----------------
fraction, the numerator of which is the number shares represented by the shares of Voting Stock then issued and outstanding and beneficially owned by such Party and its Affiliates, and the denominator of which is the aggregate number of shares represented by the shares of Voting Stock then issued and outstanding and held by the Parties and their respective Affiliates taken together.

      "Rules" has the meaning set forth in Section 16.
       -----

      "SEC" means the United States Securities and Exchange Commission.
       ---

      "Securities Act" means the Securities Act of 1933, as amended, or any
       --------------
successor statute thereto, and the rules and regulations of the SEC promulgated from time to time thereunder, all as the same shall be in effect at the time.

      "Series B Preferred Stock" has the meaning set forth in the Recitals.
       ------------------------

      "Shares" means any and all outstanding shares of Voting Stock beneficially
       ------
owned at any time by a Party and/or any of its Affiliates (as well as any other securities of the Company issued in respect of, upon conversion or exercise of, or in exchange or substitution for, the shares Voting Stock beneficially owned by such Party and/or its Affiliates).

      "Subscription Agreement" has the meaning set forth in the Recitals.
       ----------------------

      "Subsidiaries" of any Person means any corporation, partnership, joint
       ------------
venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

      "Tag-Along Notice Period" has the meaning set forth in Section 5(b)(iii).
       -----------------------

      "Tag-Along Offer" has the meaning set forth in Section 5(b)(ii).
       ---------------

      "Tag-Along Party" has the meaning set forth in Section 5(b)(ii).
       ---------------

      "Tag-Along Sale" has the meaning set forth in Section 5(b)(i).
       --------------

      "Tag-Along Seller" has the meaning set forth in Section 5(b)(ii).
       ----------------

      "Termination Time" has the meaning set forth in Section 18.
       ----------------

      "Transfer" means, with respect to the Shares, whether directly or
       --------
indirectly (i) to sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of any Shares or any interest therein (including any voting interest), (ii) to enter into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of any Shares or any interest therein (including any voting interest) or (iii) to deposit or permit the deposit of any Shares, or enter into any voting agreement, grant proxy or enter into any similar arrangement or commitment with respect to any Shares.

      "Voting Stock" has the meaning set forth in the Recitals.
       ------------

      "Warrant Agreement" has the meaning set froth in the Recitals.
       -----------------

      2. Election of Directors. Except as otherwise provided herein or agreed in
         ---------------------
writing by the Parties, at any time following the Closing Date at which the shareholders of the Company have a right to, or agree in writing to, elect any members of the board of directors of the Company (the "Board"), to the fullest extent permitted by law, each Party agrees, on behalf of itself and on behalf of its Affiliates, to vote all of the Shares beneficially owned by such Party and/or any of its Affiliates in favor of, and otherwise to take all reasonable actions to effect, the following actions:

            (a) to initially elect the Purchaser Directors (as defined in the Subscription Agreement) to the Board;

            (b) to cause and maintain the number of directors of the Board to be fixed at eleven (11), one of whom shall be the Chairman;

            (c) to cause and maintain both the appointment and/or nomination for election and the election to the Board of a total of three (3) individuals designated by COMCOR (each a "COMCOR Director Designee"), subject to the
                                    ------------------------
      following:

                  (i) upon COMCOR and its Affiliates beneficially owning less than 20% of the outstanding shares of Voting Stock, the number of COMCOR Director Designees shall be reduced to two (2) individuals; and

                  (ii) upon COMCOR and its Affiliates beneficially owning less than 15% but at least 10% of the outstanding shares of Voting Stock, the number of COMCOR Director Designees shall be reduced to one (1) individual;

            (d) to cause and maintain both the appointment and/or nomination for election and the election to the Board of a total of six (6) individuals designated by CNI (each a "CNI Director Designee"), subject to the
                                 ---------------------
      following:

                  (i) upon COMCOR and its Affiliates beneficially owning less than 20% of the outstanding shares of Voting Stock, the number of CNI Director Designees shall be increased to seven (7) individuals;

                  (ii) upon CNI and its Affiliates beneficially owning less than
            30% of the outstanding shares of Voting Stock, the number of CNI Director Designees shall be reduced to five (5) individuals;

                  (iii) upon CNI and its Affiliates beneficially owning less than 20% of the outstanding shares of Voting Stock, the number of CNI Director Designees shall be reduced to four (4) individuals; and

                  (iv) upon CNI and its Affiliates beneficially owning less than
            15% but at least 10% of the outstanding shares of Voting Stock, the number of CNI Director Designees shall be reduced to two (2) individuals; and

                  (v) upon CNI and its Affiliates beneficially owning less than
            10% of the outstanding shares of Voting Stock, the number of CNI Director Designees shall be reduced to one (1) individual; and

            (e) for so long as COMCOR owns at least 15% of the Voting Stock, CNI shall use its best efforts, through the voting of its shares, to ensure that the combination of the COMCOR Director Designees plus those of the

      CNI Director Designees who are Affiliates of CNI comprise a majority of the directors on the Board; provided that the CNI Director Designees who are elected to the Board shall include at least as many Independent directors as the Independent directors included in the COMCOR Director Designees who are elected to the Board; and

            (f) if at any time the number of directors of the Board shall be fixed to be greater than or less than eleven (11), the then applicable number of COMCOR Director Designees and CNI Director Designees pursuant to
      Section 2(c) and Section 2(d) above, respectively, shall be amended proportionally to reflect the altered size of the Board. For the avoidance of doubt, COMCOR shall always be entitled to at least one COMCOR Director Designee for so long as it owns more than 10% of the outstanding shares of Voting Stock.

      3. Committee Membership. For so long as each Party shall be entitled to
         -------------------
designate at least one (1) individual for appointment and/or election to the Board, each committee of the Board, including the finance, audit, nominating and compensation committees, shall consist of at least one COMCOR Director Designee and at least one CNI Director Designee; provided, however, that the audit committee of the Board shall consist solely of Directors who are Independent.

      4. Resignations and Replacements.
         -----------------------------

            (a) If at any time a member of the Board resigns (pursuant to this Section 4 or otherwise) or is removed in accordance with applicable law or the Company's by-laws, a new member shall be designated to replace such member until the next election of directors. The Party that designated such director shall designate the replacement director.

            (b) If at any time the number of directors entitled to be nominated to the Board by any Party in accordance with this Agreement in an election of directors presented to shareholders would decrease, within ten (10) days thereafter CNI and COMCOR shall cause a sufficient number of CNI Director Designees or COMCOR Director Designees, as applicable, to resign from the Board so that the number of CNI Director Designees and COMCOR Director Designees on the Board after such resignation(s) equals the number of individual(s) CNI or COMCOR would have been entitled to designate, as applicable, had an election of directors taken place at such time. CNI and COMCOR shall also cause a sufficient number of directors to resign from any relevant committees of the Board so that such committees are comprised in the manner contemplated by Section 3 after giving effect to such resignations. CNI and COMCOR shall use their best efforts to cause their Director Designees (who are not Independent) to fill any vacancies created by the resignations required by this Section 4(b) with Director Designee(s) of the appropriate Party in accordance with this Agreement.

      5. Transfer of Shares.
         ------------------

            (a) Restrictions on Transfer of Shares. Except in accordance with
                ----------------------------------
      this Section 5 or with the prior written consent of the other Party, each Party hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Termination Time, it shall not cause or permit any Transfer of any Shares or the right to acquire any Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any Shares or any right to acquire any Shares. Notwithstanding the foregoing, a Party may Transfer Shares (i) to an Affiliate of such Party, (ii) to the other Party, (iii) in an underwritten public offering, or (iv) as a bona fide pledge to a bank, financial institution or other lender; provided, in case of any Transfer pursuant to
      (i) and (iv) above, that (A) the transferee agrees to assume the obligations hereunder of the transferring Party with respect to any Shares so transferred and executes a written instrument acknowledging that it agrees to be bound by the terms of this Agreement and (B) the transferring Party provides notice to the other Party of such Transfer (each transfer under (i), (ii), (iii) or (iv) above, shall be a "Permitted Transfer").
                                                        ------------------

            (b) Tag-Along Rights.
                ----------------

                  (i) Notwithstanding anything in this Agreement to the
            contrary, except in the case of Permitted Transfers or otherwise in accordance with this Section 5, for so long as each Party holds at least 10% (together with its respective Affiliates) of the outstanding shares of Voting Stock, each Party shall refrain from effecting any Transfer of Shares (a "Tag-Along Sale") unless, prior
                                                 --------------
            to the consummation thereof, the other Party shall have been afforded the opportunity to join in such Transfer on a pro rata
                                                                   --- ----
            basis, as provided in this Section 5(b).

                  (ii) Prior to consummation of such proposed Transfer, the
            Party proposing the Transfer (the "Tag-Along Seller") shall cause
                                               ----------------
            the Person or group that proposes to acquire such shares (the "Proposed Purchaser") to offer in writing (the "Tag-Along Offer") to
             ------------------                             ---------------
            purchase the shares of Voting Stock owned by the other Party (the "Tag-Along Party"), such that the number of shares of Voting Stock
             ---------------
            so offered to be purchased from the Tag-Along Party shall be equal to the product obtained by multiplying the aggregate number of shares of Voting Stock proposed to be purchased by the Proposed Purchaser by such Tag-Along Party's Pro Rata Portion. In addition, the Tag-Along Offer shall set forth the consideration for which the Tag-Along Sale is proposed to be made and all other material terms and conditions of the Tag-Along Sale. If the Tag-Along Offer is accepted by the Tag-Along Party, then the number of shares of Voting Stock to be sold to the Proposed Purchaser by the Tag-Along Seller shall be reduced by the aggregate number of shares of Voting Stock to be purchased by the Proposed Purchaser from the Tag-Along Party pursuant thereto. The purchase from the Tag-Along Party shall be made on the same terms and conditions (including timing of receipt of consideration and choice of consideration, if any) as the Proposed Purchaser shall have offered to purchase the shares of Voting Stock to be sold by the Tag-Along Seller.

                  (iii) The Tag-Along Party shall have five (5) Business Days from the date of receipt of the Tag-Along Offer (the "Tag-Along
                                                                  ---------
            Notice Period") during which to accept such Tag-Along Offer by
            -------------
            written notice to the Tag-Along Seller or a representative of such Party designated in the Tag-Along Offer, and the closing of such purchase shall occur within ninety (90) days after such acceptance by the Tag-Along Party or the expiration of the Tag-Along Notice Period, which ever is sooner, or at such other time as the Tag-Along Seller and the Tag-Along Party may agree; provided, however, that if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval such ninety (90) day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than one hundred and eighty (180) days after delivery of the Tag-Along Offer. Delivery of an acceptance of the Tag-Along Offer shall be accompanied by the certificate(s) representing the shares of Voting Stock to be included in the Tag-Along Sale, duly endorsed, together with all other documents required to be executed in connection with such Tag-Along Sale, or if such delivery is not permitted by applicable law, an unconditional agreement to deliver such certificates pursuant to this Section 5(b) at the closing for such Tag-Along Sale against delivery to the Tag-Along Party of the consideration therefore.

                  (iv) If the Tag-Along Party fails to accept the Tag-Along
            Offer within the Tag-Along Notice Period, it shall be deemed to have waived its rights under this Section 5(b) with respect to the Transfer of its shares of Voting Stock pursuant to such Tag-Along Sale.

                  (v) Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Seller shall use its reasonable best efforts to cause the Proposed Purchaser to give notice thereof to the Tag-Along Party, to remit to such Party, if such Party participated in the Tag-Along Sale, the total consideration for the shares of Voting Stock of the Tag-Along Party transferred pursuant thereto, with the cash portion of the purchase price paid by bank or certified check and any non-cash portion to be delivered as promptly as possible on or after the consummation of such Tag-Along Sale, and to furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof, as may be reasonably requested by the Tag-Along Party.

                  (vi) Notwithstanding anything contained in this Section 5(b), there shall be no liability on the part of the Tag-Along Seller to the Tag-Along Party (other than the obligation to return any certificates evidencing shares of Voting Stock and any other documents required to be executed in connection with such Tag-Along
            Sale) if the Tag-Along Sale is not consummated for whatever reason. Whether to effect a Tag-Along Sale is in the sole and absolute discretion of the Tag-Along Seller.

                  (c) Additional Conditions to Tag-Along Sales. Notwithstanding
                      ----------------------------------------
      anything contained in Sections 5(b), the rights and obligations of the Tag-Along Party to participate in a Tag-Along Sale pursuant to Section 5(b), are subject to the following conditions:

                  (i) no such Party shall be obligated to pay any expenses
            incurred in connection with any unconsummated Tag-Along Sale, and the Tag-Along Party shall be obligated to pay only its pro rata share (based on the number of Shares transferred) of reasonable expenses incurred in connection with a consummated Tag-Along Sale to the extent such expenses are incurred for the benefit of the Parties and are not otherwise paid by the Company or another Person; and

                  (ii) each such Party shall (A) make such representations,
            warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer; provided that no such Party shall be required to provide any representations or indemnities in connection with any Tag-Along Sale other than representations and indemnities concerning such Party's title to the Shares free and clear of any encumbrances, including actual or pending litigation to which such Party is a party, and such Party's existence, power and due authorization to enter into and consummate the Transfer without contravention of any law or material agreement; provided further that any such indemnity shall (as to such Party) be expressly stated to be several but not joint, (B) benefit from all of the same provisions of the definitive agreements as the Tag-Along Seller, as the case may be, and (C) be required to bear its proportionate share of any escrows, holdbacks or adjustments in purchase price.

            (d) Rights of First Offer.
                ---------------------

                  (i) If a Party (a "Proposing Party") proposes to Transfer
                                     ---------------
            (each, a "Proposed Transfer") any of its Shares (the "Offered
                      -----------------                           -------
            Securities"), other than in a Permitted Transfer, such Party shall
            ----------
            submit a written notice (a "Notice of Proposed Transfer") to the
                                        ---------------------------
            other Party (the "Other Party") describing the material terms and
                              -----------
            conditions of the Proposed Transfer in reasonable detail, including, without limitation, the proposed purchase price (the "Offer Price").
                                                                  -----------

                  (ii) Upon receipt of the Notice of Proposed Transfer, the
            Other Party shall have the primary right, but not the obligation, for a period of fifteen (15) Business Days following receipt of the Notice of Proposed Transfer (the "Option Period"), to elect to
                                              -------------
            purchase at the Offer Price the Offered Securities, on the same terms and conditions as are set forth in the Notice of Proposed Transfer.

                  (iii) In the event that the Other Party exercises its right to purchase all but not less than all of the Offered Securities in accordance with Section 5(e)(ii), then the Proposing Party must sell the Offered Securities to the Other Party. The Proposing Party shall notify the Other Party that the Offered Securities are to be sold to it within two (2) Business Days of the end of the Option Period (the "Option Sale Notice"). The Proposing Party shall, and hereby
             ------------------
            covenants to, transfer the Offered Securities to the Other Party free and clear of any and all liens, mortgages, pledges, security interests or other restrictions or encumbrances against payment of the Offer Price. The Other Party shall purchase and pay, by bank or certified check (in immediately available funds), for the Offered Securities set forth within twenty (20) Business Days after the date of receipt of the Option Sale Notice; provided, that if the Transfer of such Offered Securities is subject to any prior regulatory approval, subject to Section 5(e)(iv), the time period during which such Transfer may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals have been received.

                  (iv) Upon the earlier to occur of (i) rejection of the Offered
            Stock by the Other Party, (ii) the expiration of the Option Period without the Other Party electing to purchase all of the Offered Stock following the proper delivery of the Notice of Proposed Transfer and (iii) the failure to obtain any required consent or regulatory approval for the purchase of all of the Offered Stock by the Other Party within ninety (90) days of acceptance of the Offered Stock, the Proposing Party shall have a sixty (60) day period during which to effect a Transfer of any or all of the Offered Stock, on substantially the same or more favorable (as to the Proposing Party) terms and conditions as were set forth in the Notice of Proposed Transfer at a price not less than ninety five percent (95%) of the Offer Price, provided that, if the Transfer is subject to regulatory approval, such sixty (60) day period shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received, but in no event longer than one hundred and eighty (180) days following the Notice of Proposed Transfer. If the Proposing Party does not consummate the Transfer of the Offered Stock in accordance with the foregoing time limitations, then the right of the Proposing Party to effect the Transfer of such Offered Stock pursuant to this Section 5(e)(iv) shall terminate and the Proposing Party shall again comply with the procedures set forth in this Section 5 with respect to any proposed Transfer of Shares to a Third Party.

                  (v) If the Other Party does not purchase any of the Offered
            Stock under Section 5(e)(ii) but wishes to sell Shares under Section 5(b) in the event that the Proposing Party has made a Tag-Along Offer, such Party must deliver an acceptance of a Tag-Along Offer pursuant to Section 5(b)(iv) simultaneously with declining such Party's right to purchase under this Section 5(e).

            (e) Call Option. Notwithstanding Section 17 of this Agreement, upon
                -----------
      the commencement of any voluntary or involuntary bankruptcy, dissolution, liquidation or winding-up of a Party (the "Call Option Event"), the Party
                                                 -----------------
      subject to the Option Event (the "Dissolving Party") shall notify the
                                        ----------------
      other Party of the Option Event within two (2) Business Days of the occurrence thereof ("Call Option Notice"). Upon the occurrence of an
                           ------------------
      Option Event, the Party that is not subject to the Option Event (the "Call
                                                                            ----
      Optionee") shall have the right to purchase all but not less than all of
      --------
      the Shares held by the Dissolving Party (the "Call Option") on the terms
                                                    -----------
      and conditions set forth in this Section 5(f), subject to the Dissolving Party's right to Transfer the Shares to an affiliate thereof in accordance with Section 5(a). The Optionee, upon serving a notice (the "Call Option
                                                                   -----------
      Exercise Notice") in accordance with Section 9 of this Agreement, shall
      ---------------
      have the right to exercise the Call Option beginning thirty (30) days following the Option Notice at a price per share equal to 95% of the average closing price of a share of Common Stock for the 15 consecutive trading days preceding the date of the Call Option Exercise Notice on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average closing price of a share of Common Stock for the 15 consecutive trading days preceding the date of the Call Option Exercise Notice on the Nasdaq National Market Systems, or if the shares of Common Stock are not publicly traded, the book value of a share of Common Stock of the Company as disclosed in the last balance sheet of the Company regularly prepared by the Company.

            (f) Legends.
                -------

                  (i) Except as set forth in paragraph (g)(ii) below, during the term of this Agreement the Parties shall cause the Company to issue all certificates representing shares of Voting Stock beneficially owned by the Parties that shall bear an appropriate restrictive legend indicating that such shares of Voting Stock are subject to restrictions pursuant to this Agreement.

                  (ii) Upon any Transfer or proposed Transfer of beneficial
            ownership by a Party of any shares of Voting Stock in accordance with this Agreement to any Person other than the other Party or any Affiliates of a Party, the Parties shall cause the Company to issue certificates representing such transferred shares of Voting Stock to be issued not later than the time needed to effect such transfer (A) without any restrictive legend if upon consummation of such Transfer such Voting Securities are no longer "restricted securities" as defined in Rule 144 under the Securities Act or (B) without any reference to this Agreement.

      6. Additional Agreements.
         ---------------------

            (a) Following the Closing Date, the Parties agree to take all actions reasonably necessary to cause the Company to issue and exchange

      Common Stock for all of the shares of common stock of Institute for Automated Systems, an open joint stock company organized under the laws of the Russian Federation ("IAS") beneficially owned, directly or indirectly,
                               ---
      by COMCOR and its Affiliates (the "COMCOR IAS Shares"), based on a
                                         -----------------
      valuation of IAS prepared by an independent expert agreed upon by COMCOR and the Company.

            (b) In the event that following the Closing Date the Company proposes to sell or issue any securities (except for (i) the issuance of shares of Series B Preferred Stock under the Warrant Agreement, (ii) the issuance of shares of Common Stock upon the conversion of Series A Preferred Stock (as defined in the Subscription Agreement), Series B Preferred Stock or the Convertible Debentures (as defined in the Subscription Agreement), and (iii) the issuance of shares of Common Stock upon the exercise of stock options of the Company) ("New Securities"),
                                                           --------------
      then the Parties agree to take all actions reasonably necessary to cause the Company to give the Parties a right of first refusal to purchase, on a pro rata basis to their then percentage shareholding in the Company, all or any part of the New Securities.

            (c) The Parties agree to take all actions reasonably necessary to cause the Company, following completion of CNI's acquisition of the Series B Preferred Stock, to enter into new employment contracts, which will contain performance-based bonuses, with the following individuals:
      Svetlana Belova, Sergey Berizkov, Tatiana Shelepina, Michael Silin, and Vitaliy Spasskiy. The parties shall also agree on a list of persons, in addition to the new management team, entitled to participate in an option pool of up to 5% of the outstanding shares of Voting Stock.

            (d) Prior to the Closing Date, the Parties agree to take all actions reasonably necessary to cause the company to prepare and approve a long-term MOCC/COMCOR-TV business plan, which will be based on the initial balance sheet of the Company after the Closing Date and will target 1 million homes passed in greater Moscow. The 2-year portion of the MOCC business plan will be used, following completion of CNI's acquisition of the Series B Preferred Stock, as a basis for monitoring CCTV operations and measuring management performance.

            (e) For so long as each party owns at least 15% of the outstanding shares of Voting Stock, then the parties, subject to compliance with any obligations under applicable law, shall seek to agree on the following categories of decision:

                  (i) amendment of the organizational documents of the Company or COMCOR-TV (as defined in the Subscription Agreement);

                  (ii) reorganization or liquidation of the Company or
            COMCOR-TV;

                  (iii) increasing or decreasing the authorized share capital of the Company or COMCOR-TV;

                  (iv) material transactions by the Company or COMCOR-TV in
            which either COMCOR or CNI is a party;

                  (v) appointment of a new Chief Executive Officer of MOCC and new General Director of CCTV;

                  (vi) establishing the strategic priorities for the Company and
            COMCOR-TV;

                  (vii) material deviation from the initial 2-year business
            plan. Following the 2nd anniversary of the Closing Date, approving the business plan;

                  (viii) appointment of the auditor for the Company and
            COMCOR-TV; and

                  (ix) approval of the annual financial statements for the
            Company and COMCOR-TV.

            In the event that the parties are unable to agree on how to vote with respect to any of the above matters, the issue shall then be referred to the managing director (or equivalent officer) of each party, who shall use their best efforts to resolve the issue within ten (10) Business Days. If the managing directors are unable to resolve the issue within ten (10) Business Days, then either party by notice to the other party may refer the issue for final resolution to a committee of three (3) directors of the Board of the Company (the "Committee"). Each party shall have the right to appoint one (1) member of the Committee. Failure of a party to appoint a member of the Committee within five (5) Business Days of the referral shall entitle the other party to appoint two (2) members of the Committee. The two party appointees shall then appoint the third member of the Committee. Members of the Committee must be Independent directors except that it is agreed that Oliver Grace may also be a member. The Committee shall review the issue in light of the best interests of the Company and its shareholders, and the Committee's decision, by a majority vote, shall be binding on the parties. The parties shall then vote to implement the decision of the Committee.

            (f) CNI and COMCOR shall agree on the form and content of appropriate revisions to the organizational documents of COMCOR-TV, including the documents governing the activities of the Board of Directors of COMCOR-TV on the basis set out in the Subscription Agreement, and shall seek to implement any necessary revisions following completion of CNI's acquisition of Series B Preferred Stock.

            (g) COMCOR shall work with CNI and the Company to agree on a new modifications to the strategic services agreement between COMCOR-TV the Company and COMCOR to replace the existing strategic services agreement upon completion of CNI's acquisition of Series B Preferred Stock, as well as the terms of restructuring of the existing indebtedness of the

      COMCOR-TV to COMCOR. The existing strategic services agreement shall terminate and have no further force or effect upon the completion of CNI's acquisition.

            (h) COMCOR and CNI shall work to agree on a business plan for the Company prior to completion of CNI's acquisition of Series B Preferred Stock.

            (i) CNI agrees not to waive the condition to effect the acquisition of the Series B Preferred Stock set forth in Section 6.03(e) of the Subscription Agreement.

      7. Regulatory Filings. Each Party shall take all actions reasonably
         ------------------
necessary to cause to be filed or cooperate in the preparation and filing of any governmental or other compliance or reporting requirements that may be required of any Party, including without limitation any filings required by or on behalf of the Company under (a) any United States Laws pertaining to the ownership, control or voting of securities, or the ownership or control of United States entities by foreign persons, including without limitation Sections 13 or 16 of the Securities Exchange Act or the Hart-Scott-Rodino Act and (b) the rules and regulations of any securities exchange, including without limitation the Nasdaq National Market and the National Association of Securities Dealers, Inc. In addition, each Party hereby agrees to cooperate and comply with the reasonable request of any other Party in connection with the fulfillment of such requesting Party's obligations under this Section 6.

      8. Manner of Voting. The voting of the Shares pursuant to this Agreement
         ----------------
may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

      9. Specific Performance. Each of CNI and COMCOR acknowledges and agrees
         --------------------
that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of CNI and COMCOR agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of provisions of this Agreement in addition to any other remedy to which such Party may be entitled at law or in equity.

      10. Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day or the receipt is after 5 p.m.) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day or the receipt is after 5 p.m.) if delivered by courier. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

            (a) If to COMCOR, to:

            COMCOR
            Neglinnaya Street, 17/2
            Moscow 127051

            Russia
            Attention:  Yury Pripachkin
            Facsimile:  +7-095-250-7455

            (b) If to CNI, to:

            590 Madison Avenue
            38th Floor
            New York, NY 10022
            United States
            Attention: Ivan Isakov
            Facsimile:  +1-212-308-6623

            with a courtesy copy (which shall not constitute notice to CNI) to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            An der Welle 5
            60322 Frankfurt am Main
            Germany
            Attention: Hilary Foulkes
            Facsimile: +49-69-74220300

      11. Amendments and Waivers. No amendment of any provision of this
          ----------------------
Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      12. Severability. Any term or provision of this Agreement that is invalid
          ------------
or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      13. Counterparts. This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original but all of which together shall constitute one and the same instrument.

      14. Headings. The section headings contained in this Agreement are
          --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      15. Governing Law and Language. This Agreement shall be governed by, and
          --------------------------
construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the

Laws of any jurisdiction other than the State of New York; provided, however, that any agreements referred to herein that by their terms are expressly governed by the laws of another jurisdiction shall be governed by such laws, and further provided that nothing in this Section 15 shall permit any Party to bring any Action arising out of or relating to this Agreement in any tribunal other than as set forth in Section 16 below, except to enforce an award issued by the arbitrators in accordance with Section 16 below. This Agreement is written in English, and the notarized Russian language translation is provided only for the convenience of the parties. In the case of inconsistency or issues of interpretation between the English and Russian texts, the English text shall control.

      16. Arbitration. If any dispute, controversy or claim between the Parties
          -----------
arises out of or is related to this Agreement or the breach, termination or validity hereof ("Dispute"), such Dispute shall be referred to and finally and exclusively resolved by arbitration in New York, New York, in accordance with the International Arbitration Rules then in force of the American Arbitration Association ("AAA") except as modified herein (the "Rules"), which are deemed to
              ---                                   -----
be incorporated by reference into this Section 16. In any such arbitration, there shall be three arbitrators. One arbitrator shall be appointed by each Party in accordance with the Rules, within thirty days of receipt by Respondent of a copy of the Demand for Arbitration. The Third arbitrator, who shall chair the arbitral tribunal, shall be an experienced arbitrator of large commercial disputes admitted to the practice of law in the State of New York and shall be appointed by the two party-appointed arbitrators within twenty (20) days of the appointment of the second arbitrator, or in default thereof, by the AAA in accordance with the Rules. Where the Rules do not provide for a particular situation, the arbitrators shall determine the course of action to be followed. The English language shall be used throughout any arbitral proceeding. To the maximum extent permitted by applicable law, the Parties agree not to assert any rights to have any court rule on a question of law affecting the arbitration or to hear any appeal from or entertain any judicial review of the arbitral award. The award of the arbitrators shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction over any of the Parties or any of their assets.

      17. Termination of this Agreement. Except as otherwise provided herein,
          -----------------------------
this Agreement shall automatically terminate and be of no further force or effect upon the earlier to occur of (each, a "Termination Time") (a) CNI and
                                              ----------------
COMCOR mutually agreeing to terminate this Agreement, (b) such time as CNI's percentage beneficial ownership of the issued and outstanding shares of Voting Stock falls below five percent (5%), (c) such time as COMCOR's percentage beneficial ownership in the issued and outstanding shares of Voting Stock falls below five percent (5%), and (d) the voluntary or involuntary bankruptcy, dissolution, liquidation or winding-up of any of the Parties or the Company.

      18. Rules of Construction.
          ---------------------

            (a) Construction. The Parties have participated jointly in the
                ------------
      negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

            (b) Adequate Counsel. Each Party hereby represents and warrants that
                ----------------
      it and its legal counsel have adequate information regarding the terms of this Agreement, the scope and effect of the transactions contemplated hereby and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


         MOSKOVSKAYA TELECOMMUNIKATSIONNAYA CORPORATSIYA


         By:       /s/ Aram Grigoryan
                   -------------------------------
         Title:    General Director


         COLUMBUS NOVA INVESTMENTS VIII LTD.


         By:       /s/ Andrew Intrater
                   -------------------------------
         Title:    Managing Partner